 North America Structured Investments  5yr SX5E Uncapped BREN  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.Minimum Denomination: $1,000  Index: EURO STOXX 50 IndexUpside Leverage Factor: [145%-150%]*  Buffer Amount: 25%  Index Return: (Final Value - Initial Value) / Initial Value  Initial Value: The closing level of the Index on the Pricing Date  Final Value: The closing level of the Index on the Observation Date  Pricing Date: October 26, 2017  Observation Date: October 26, 2022  Maturity Date: October 31, 2022  Hypothetical Returns on the Notes at Maturity**  Note Payoff at Maturity Index Peformance$1,400  $1,300  $1,200  $1,100  $1,000  $900  $800  $700  -30% -20% -10% 0% 10% 20% 30%  Index Return  Hypothetical  CUSIP: 48129HBH9  Preliminary Pricing  Hypothetical Hypothetical Note  Index Return Return  Payment at Maturity  Supplement:  http://sp.jpmorgan.com/document/cusip/48129HBH9/doctype/Product_Termsheet/document.pdf  80.00%  86.40%  $1,864.00  For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes,  50.00% 54.00% $1,540.00  see the hyperlink above.  40.00%  43.20%  $1,432.00  Certain Product Characteristics  If the Final Value of the Index is greater than its Initial Value, you will receive a cash payment that provides you with areturn per $1,000 principal amount note equal to the Index Return multiplied by the Upside Leverage Factor.  If the Final Value of the Index is equal to or less than its Initial Value by up to the Buffer Amount, you will receive the  30.00% 32.40% $1,324.00  20.00% 21.60% $1,216.00  10.00% 10.80% $1,108.00  principal amount of your notes at maturity. If the Index declines from its Initial Value by greater than the Buffer  5.00%  5.40%  $1,054.00  Amount, you will lose 1% of the principal amount of your notes for every 1% that the Index has declined beyond the  Buffer Amount.  0.00%  0.00%  $1,000.00  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of thenotes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  * The final Upside Leverage Factor will be provided in the Pricing Supplement and will not be less than 145% or greater than150%.  ** Reflects an Upside Leverage Factor of 145% for illustrative purposes. The hypothetical returns and hypothetical paymentson the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be  associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns andhypothetical payments shown above would likely be lower.  -10.00% 0.00% $1,000.00  -15.00% 0.00% $1,000.00  -30.00% -15.00% $850.00  -40.00% -25.00% $750.00  -100.00% -85.00% $150.00  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yr SX5E Uncapped BREN  Selected Risks  • Your investment in the notes may result in a loss.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes  prior to maturity will be subject to changes in the market’s view of the creditworthinessof JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • If the Index declines from its Initial Value by more than 25%, you could lose up to  $750 for each $1,000 note.  • No interest payments, dividend payments or voting rights.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the  notes.  • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.  • The notes are subject to the risks associated with non-U.S. securities.  • The notes are subject to currency exchange risk.  Selected Risks (continued)  • JPMS’s estimated value will be lower than the original issue price (price to public) of the notes.  • JPMS’s estimated value is not determined by references to our credit spreads for our conventional fixed rate debt.  • JPMS’s estimated value does not represent future values and may differ from others’  estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than JPMS’s current estimated value for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but isnot required to do so. The price, if any, at which JPMS will be willing to purchase notesfrom you in the secondary market, if at all, may result in a significant loss of your  principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations  under the notes, and making the assumptions used to determine the pricing of the notesand the estimated value of the notes when the terms of the notes are set. It is possiblethat such hedging or other trading activities of J.P. Morgan or its affiliates could result insubstantial returns for J.P. Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricingsupplement for additional information.  Additional Information  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which thesematerials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial CompanyLLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. Youmay get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., anyagent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminarypricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase  & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is notintended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com